SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549


                                         FORM 8-K


                                      CURRENT REPORT


                         Pursuant to Section 13 or 15(d) of the
                              SECURITIES EXCHANGE ACT OF 1934


                             Date of Report - December 2, 1997
                             (Date of earliest event reported)


                                     UNIQUE MOBILITY, INC.
                     (Exact name of registrant as specified in charter)

                                          COLORADO
                       (State or other jurisdiction of Incorporation)


             1-10869                                 84-0579156
     (Commission File Number)            (I.R.S. Employer Identification No.)

            425 Corporate Circle, Golden, Colorado              80401
           (Address of principal executive offices)           (Zip Code)


          Registrant's telephone number,including area code: (303) 278-2002

                                      UNIQUE MOBILITY, INC.
                                            FORM 8-K

                                      ITEM OF INFORMATION


Item 5.  Other Events

The Company issued the following press release regarding the signing of a letter of intent to acquire Aerocom Industries, Inc.:


FOR IMMEDIATE RELEASE              Contact:  John S. Gould
                                             Director-Investor Relations
                                             Unique Mobility, Inc.
Release 97-21                                (303) 278-2002



                UNIQUE MOBILITY ISSUES LETTER OF
              INTENT TO ACQUIRE AEROCOM INDUSTRIES

Aerocom's new factory will provide Unique with state-of-the art manufacturing operations for wheelchair motors and precision gears for industrial and aerospace markets


     Golden, Colorado --December 9, 1997 -- Unique Mobility, Inc. (AMEX:UQM) announced today that it has issued a letter of intent to acquire Aerocom Industries, Inc., a privately held, profitable, Boulder, Colorado, precision gear manufacturer with proforma calendar 1997 sales of $2 million.

     The transaction is valued at an estimated $2.7 million plus the assumption of approximately $1.1 million of debt. Approximately 10 percent of the purchase price is payable in cash with the balance payable in shares of Unique common stock. The final acquisition price will be determined by the appraised value of Aerocom's tangible assets less liabilities assumed and is expected to include approximately $1.7 million of goodwill. Completion of the transaction, which is subject to the execution of definitive agreements, due diligence review and approval of both company's board of directors, is expected to occur in January 1998.

     Aerocom Industries is an established manufacturer of precision gears for the industrial and aerospace markets. The Company has primarily served growing niche markets and its customers include "Best in Class" industrial corporations, one of which has recently issued a purchase order which is expected to result in a two-fold increase in its manufacturing revenues over the next eighteen months.

     Aerocom is ready to begin construction of a new 20,000 square foot factory in Frederick, Colorado, which is between Denver and Fort Collins on the Interstate I-25 corridor, to accommodate its expanding manufacturing operations. The new factory will include space to accommodate the manufacturing requirements of Unique Power Products, Inc. (UPP), the operating subsidiary of Unique charged with bringing Unique's products to commercial markets. Pending successful consummation of the transaction, UPP will begin production of wheelchair motors for Invacare Corporation in this space.


     In commenting on the acquisition, Unique Mobility Chairman and Chief Executive Officer Ray Geddes said, "This acquisition represents several important opportunities for Unique. In it we are getting state-of-the-art manufacturing equipment along with very experienced operations management, all of which are critical to our production of quality commercial products. In addition, gear sets are an integral part of most electric and hybrid electric propulsion systems, and this acquisition represents a step towards the vertical integration of our products. The combined operations of UPP and Aerocom are expected to increase the efficiency of manufacturing operations and reduce manufacturing overhead burden for each company's products."

     "We are excited about joining forces with Unique to grow our manufacturing operations. Aerocom's core business is growing rapidly and the broad range of commercial applications for Unique's proprietary technology promises to further accelerate our growth," said Tom Lang, Aerocom's President and Chief Executive Officer.

     "This transaction is a milestone for Unique as it moves from an R&D contract-driven company to a manufacturing concern with volume production of electric motors and electronic controls," said William G. Rankin, Unique's President and Chief Operating Officer. "Aerocom is an excellent example of the kind of opportunity at which our acquisition strategy is aimed. With over two decades of manufacturing experience, Aerocom's management and employees will greatly enhance our ability to establish world-class manufacturing operations."

     Unique Mobility, Inc. is one of the world's leading developers of energy efficient electric and hybrid electric vehicle systems. It is a Golden, Colorado, based engineering concern and manufacturer of high efficiency permanent magnet motors and controls for automotive, aerospace and industrial applications. For more information on the Company, please visit our world wide web site at http://www.uqm.com.

     This release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in this release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's Registration Statement on Form S-3 (file no. 23843). These forward-looking statements represent the Company's judgment as of the date of this release.
The Company disclaims, however, any intent or obligation to update these forward-looking statements.

                           ###END###


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                Unique Mobility, Inc.
                                                  (Registrant)

                                              By:   /s/ Donald A. French
                                                        Donald A. French
                                                  Treasurer and Controller
                                                  (Principal Financial and
                                                   Accounting Officer)

Date: December 9, 1997